AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Amendment No. 7 to Schedule 13D relating to the Common Stock, $0.001 par value per share, of Gunther International, Ltd., as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

July 10, 2001

/s/ Thomas J.Tisch

Thomas J. Tisch
/s/ Robert Spiegel

Robert Spiegel
/s/ Thomas M. Steinberg

Thomas M. Steinberg